                                                                    EXHIBIT 23.2

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-97231) and related Prospectus of Waste Connections, Inc. for the registration of $175,000,000 of Floating Rate Convertible Subordinated Notes Due 2002 and 3,616,445 shares of its common stock and to the incorporation by reference therein of our report dated February 15, 2002, with respect to the consolidated financial statements and schedule of Waste Connections, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Sacramento, California
September 26, 2002